UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Thorne HealthTech, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Thorne HealthTech, Inc.

152 W. 57th Street

New York, NY 10019

Dear Stockholder:

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Thorne HealthTech, Inc. (“Thorne”, the “Company”, or “we”), which will take place on June 14, 2023 at 10:00 a.m. Eastern Time. The Annual Meeting will be held in virtual format. You will be able to attend the Annual Meeting by visiting www.proxydocs.com/THRN, where you will be able to listen to the meeting live, submit questions and vote online by entering the control number located on your proxy card.

The attached notice of Annual Meeting of Stockholders (the “Notice”) and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating and returning the enclosed proxy card. If you decide to attend the Annual Meeting, you will be able to change your vote or revoke your proxy, even if you have previously submitted your proxy.

On behalf of the Company’s Board of Directors (the “Board”), we would like to thank you for your continued support of and interest in Thorne.

Sincerely,

Paul F. Jacobson

Chairman and Chief Executive Officer

Thorne HealthTech, Inc.

152 W. 57th Street

New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	June 14, 2023 at 10:00 a.m. Eastern Time

Place:	The Annual Meeting will be a completely virtual meeting of stockholders, to be conducted via live webcast. You will be able to register to attend the Annual Meeting virtually, examine a list of our stockholders entitled to vote at the meeting, submit questions and vote online during the meeting by visiting www.proxydocs.com/THRN.

Items of Business:

•	To elect two Class II directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified.

•	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date:	April 21, 2023 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. The proxy statement explains proxy voting and the matters to be voted on in more detail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 14, 2023. Under SEC rules that allow companies to furnish proxy materials to shareholders over the internet, we have elected to make our proxy materials available to all our shareholders online. On or about May 2, 2023, we will commence sending to our shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”), containing instructions on how to access our proxy statement for our Annual Meeting of shareholders and our 2022 annual report (the “Annual Report”) to shareholders. The Internet Notice also provides instructions on how to receive a paper copy of the proxy materials by mail.

By order of the Board of Directors,

Paul F. Jacobson
Chairman and Chief Executive Officer

New York, NY
April 28, 2023

THORNE HEALTHTECH, INC.

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Eastern Time on Wednesday, June 14, 2023

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board for use at the 2023 annual meeting of stockholders of Thorne HealthTech, Inc. (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Wednesday, June 14, 2023 at 10:00 a.m. Eastern Time virtually via live webcast. You will be able to attend the Annual Meeting virtually by visiting www.proxydocs.com/THRN, where you will be able to listen to the meeting live, submit questions and vote online by entering the control number on your proxy card.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Why am I receiving these materials?

Our Board is providing these proxy materials to you in connection with its solicitation of proxies for use at the Annual Meeting, which will take place on June 14, 2023. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. On or about May 2, 2023, we will commence sending to our shareholders the Internet Notice, containing instructions on how to access our proxy statement for our Annual Meeting of shareholders and our Annual Report to shareholders. The Internet Notice also provides instructions on how to receive a paper copy of the proxy materials by mail. All stockholders will have the ability to access via the Internet this proxy statement and our Annual Report as filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2023.

What proposals will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	the election of Sarah Kauss and Saloni Varma as Class II directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified; and

•	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

At the time the Notice was mailed, our management and Board were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement.

How does our Board recommend that I vote?

Our Board recommends that you vote:

•	FOR the election of each of Sarah Kauss and Saloni Varma as Class II directors; and

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

2023 Proxy Statement	| 1

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 21, 2023, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 53,858,274 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Stockholders of Record – Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person (including virtually) at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders – Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name,” and this proxy statement was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of each Class II director requires a plurality of the votes of the shares of our common stock present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the two nominees who receive the most votes cast FOR will be elected as Class II directors. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.

•

Proposal No. 2: The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ended December 31, 2023 requires an affirmative FOR vote of a majority of the shares of our common stock present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the annual meeting of stockholders to be properly held under our amended and restated bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person (including virtually) or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

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What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.proxydocs.com/THRN. To participate in the Annual Meeting, you will need the control number from your proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, you can vote in one of the following ways:

•

You may vote via the Internet. To vote via the Internet prior to the Annual Meeting, go to www.proxydocs.com/THRN to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on June 13, 2023 to be counted. If you vote via the Internet prior to the Annual Meeting, you do not need to return a proxy card by mail.

•

You may vote by telephone. To vote by telephone, dial 1-855-773-1622 (toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 13, 2023 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

•

You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and return it promptly by mail so that it is received no later than June 13, 2023. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

•

You may vote virtually during the Annual Meeting. If you plan to attend the Annual Meeting by visitingwww.proxydocs.com/THRN, you may vote electronically and submit questions during the meeting. Please have your proxy card in hand when you visit the website.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

Street Name Stockholders. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

2023 Proxy Statement	| 3

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Corporate Secretary at Thorne HealthTech, Inc., 620 Omni Industrial Blvd, Summerville, SC 29486, by 11:59 p.m. Eastern Time on June 13, 2023; or

•	attending the virtual Annual Meeting and voting.

Street Name Stockholders. If you are a street name stockholder, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Kim Pearson and Saloni Varma have been designated as proxy holders by our Board. When a proxy is properly dated, executed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of each of the two directors nominated by our Board and named in this proxy statement as Class II directors (Proposal No. 1);

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal No. 2); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Street Name Stockholders. If you are a street name stockholder and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) is a non-routine matter, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “—What are the effects of abstentions and broker non-votes?” below.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

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A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our Board is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What does it mean if I received more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the proxy materials and Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

Thorne HealthTech, Inc.

Attention: Corporate Secretary

620 Omni Industrial Blvd

Summerville, South Carolina 29486

(929) 251-6321

2023 Proxy Statement	| 5

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. In addition, we will disclose final voting results on a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, we will file an amendment to the Form 8-K to disclose the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 30, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Thorne HealthTech, Inc.

Attention: Corporate Secretary

620 Omni Industrial Blvd

Summerville, South Carolina 29486

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our Board, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2024 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 15, 2024, and

•	not later than March 16, 2024.

In the event that we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

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Stockholders holding at least $2,000 in market value, or one percent (1%), of the outstanding shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation or nomination may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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COMMITMENT TO ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

We are a team united behind a common purpose of improving the health and wellness of people around the world. We operate under an environmental, social and governance (ESG) strategy that was enhanced in 2021 to drive additional progress on initiatives that promote sustainability, diversity, equity and inclusion, and increased transparency. In 2022, we established ESG Work Groups, published our first Sustainability Accounting Standards Board (SASB) Fact Sheet and made further progress related to these initiatives. Our Board and its committees ensure that ESG principles are integrated into our business strategy in ways that optimize opportunities to make positive impacts while advancing long-term goals.

Environmental Responsibility

We have a role to play in protecting and preserving our planet, and we are committed to addressing environmental risks by adopting sustainable practices throughout our business, including identifying and assessing risks associated with climate change, energy, waste, pollution, natural resource conservation, and treatment of animals. Our strategic priorities that drive environmental responsibility through our Thorne Green Team include: (1) sustainable sourcing, including ensuring a sustainable supply chain and purchasing environmentally friendly ingredients, packaging, and materials, (2) environmentally responsible operations such as reducing environmental resource consumption and waste, and (3) advocacy, where we support measures to educate and engage consumers, suppliers and other third parties to solicit their endorsement and support for our sustainability efforts.

We care deeply about where the ingredients for our products come from. We partner only with suppliers whose practices emphasize quality, purity, science, and environmental responsibility. We utilize certified organic vegan capsules, our corrugated boxes are made from renewable sources and are recyclable, and our bottles are PBDE-free (polybrominated diphenyl ethers). We utilize suppliers who ship ingredients in natural and sustainable packaging materials. Going forward, we will continue to engage suppliers throughout our global supply chain to promote ethical sourcing practices and the conservation of resources.

During the past 24 months, we have focused efforts on reducing waste generated by the distribution of products and to make those operations more sustainable. These efforts have included eliminating unnecessary paper waste, including an innovative paperless “pick, pack, and ship” system, employing segregated paper, cardboard, plastic, aluminum, etc., recycling, transitioning from poly/plastic/poly mailers to recyclable paper, and converting other supplies, such as ink, fill-air pillows, and pallet wrapping, to more sustainable options. Nearly all of our shipping supplies are made from recycled materials.

While our facility is energy efficient by design, we are continuously investigating and implementing ways to boost electrical use efficiency, such as utilizing high-efficiency electrical equipment, including LED and motion-detection lighting, renewable energy sources, and high-efficiency HVAC units. We are planning to deploy onsite solar power for certain facilities in the coming years.

We continue to grow our printed-product suite of products that delivers nearly zero-carbon footprint, dissolvable printed discs in plastic-free packaging. Production for these products generates fewer CO2 emissions, fewer greenhouse gases, and uses less water than traditional manufacturing processes

Social Impact

We strive to create a work environment that promotes the values of diversity, equality, inclusiveness, and community service. Our culture of caring and doing the right thing has evolved into a principled, stakeholder driven sustainability strategy overseen by our Thorne United committee. We hold ourselves accountable to our mission and values as well as our stakeholders.

Diversity and Inclusiveness

We play an important role in the lives of our employees and strive to create an inclusive workplace where employees feel heard, valued, and appreciated for who they are. We encourage every team member to form deeper relationships with their colleagues based on mutual respect, dignity, and understanding. We prioritize

8 |	2023 Proxy Statement

transparency and open communication with our employees, including seeking and acting on their feedback. By continuously listening to and acting on employee feedback—including through surveys, town halls, and other communications—we maintain a culture of engagement, working to recognize and reward our talented employees.

The number of full-time employees as of March 31, 2023 was 584. As of March 31, 2023, women comprised 47% of the our workforce, consistent with December 31, 2022, and down from 49% as of December 31, 2021. As of March 31, 2023, self-identified ethnic and racial minorities comprised 40% of our workforce, up from 38% as of December 31, 2022 and from 39% at December 31, 2021. The Company maintains a Non-Discrimination, Incivility, and Harassment Policy and conducts annual training on this policy for all employees, as well as Unconscious Bias and Inclusivity Training.

We are committed to pay equity, and we regularly review our compensation model to ensure fair and inclusive pay practices across our functions, levels, and employee base. We are transforming and modernizing our culture and talent management practices by implementing Human Capital Management (“HCM”) reporting and related practices to establish a foundation to enable leaders to better hire talent and manage teams. These practices include standards for setting goals, performance evaluations, succession planning, and learning and development.

Health and Wellness

The health and wellness of our colleagues is a top priority, and we aim to provide a robust health & wellness package. Through the joint oversight of our Wellness Committee and our Medical Department, we provide employees with comprehensive wellness programs, including nutritional support, weight management, health training classes, promoting healthy meal options in our facilities, sponsoring onsite health events, and offering free monthly Thorne product stipends to all employees.

We continually review and refine our benefit plans to remain competitive and to meet the needs of our workforce. Our benefit plans include medical, dental, and vision care benefits, employee life insurance coverage, employee disability insurance coverage, dependent care, survivor benefits; disability and supplemental accident and critical illness coverage; gym membership reimbursement and a 401(k) program with up to a 4% match.

We promote education and professional development for our employees, families, and the community and offer the following supportive programs:

•	A Company-sponsored and contributory 529 Educational Saving Plan;

•	Tuition grants for employees and children; and

•	Internships for local university students and for college-age children of eligible employees.

It is our policy to provide a healthy and safe workplace for our employees and to observe applicable federal and state laws and regulations. We have maintained a longstanding Safety Committee that is responsible for developing and overseeing a comprehensive safety program, including required training and ongoing safety monitoring. For the three months ended March 31, 2023, our Total Recordable (Injury) Incident Rate (TRIR) was 0.8, compared to 2.0 and 3.8 for the years ended December 31, 2022 and 2021, respectively. Our Days Away Restricted Transfer Incident Rate (DART) was 0.0 for the three months ended March 31, 2023, compared to 1.1 and 3.4 for the years ended December 31, 2022 and 2021, respectively. We continue to focus on reducing accidents and injuries in the Company and we believe we are making progress, as indicated by a reduction in our workers compensation rate relative to prior periods.

Since the start of the COVID-19 pandemic in 2020, proactively addressing viral infections and the health and wellness of our employees and their families has been a top priority. Beginning in 2020, we implemented our Novel Infectious Disease Policy and a series of supporting disease mitigation guidelines and protocols. We continue to monitor and respond to the ongoing viral disease landscape, guided by recommendations from federal, state, local, and foreign governments and public health authorities.

Community

Our culture empowers our employees. From our distinguished researchers to our elite customer-care team, every individual has an opportunity to make a difference firsthand. We are committed to the health of the communities in which we work, and in response, to identify and create opportunities for employees to give back and support those

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causes they care about. We believe we have both the responsibility and the resources to enable positive change and build a more sustainable, resilient future for those we serve.

We continually strive to put our knowledge, skills, and resources to work by improving the quality of life in our communities. We have primarily focused our community efforts in areas such as education, addressing food insecurities, good health and wellbeing, and empowering individuals in low-to-moderate income communities. We strengthen our communities by providing paid time off for employees who volunteer with local community groups and by direct participation in community and philanthropic initiatives. We are an active supporter of local communities through charitable donations, programs, and the time and talents of our employees.

Our charitable giving efforts led by our Thorne United Team include partnering with Trident United Way to support Days of Caring, volunteering for Habitat for Humanity, participating in AmeriCorps’ “100 Bags of Joy,” which is a program aimed at filling kits with hygiene supplies to give to homeless members in our community, and continued participation in an annual Feeding America fundraiser, with hundreds of pounds of food collected to support a nationwide network of food banks. We also continued to support our support of the Salvation Army Angel Tree with holiday gifts, held multiple blood drives, and conducted local book drives to encourage youth literacy.

Governance

We recognize the need for ethical, effective, and consistent corporate governance and internal controls. We emphasize a culture of accountability and conduct our business in a manner that is fair, ethical, and responsible to earn the trust of our stakeholders. We also maintain robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices. It is the Company’s policy to comply fully with the legal, regulatory, and ethical requirements that govern our business.

Our Board sets the tone for our Company and has implemented strong governance practices, including independent directors and a commitment to diversity, equity, and inclusion. As of March 31, 2023 our seven member Board was comprised of three (3) independent Directors, two (2) women (29%) and three (3) ethnic/racial members (43%).

Key governance priorities include:

•	Integrating ESG matters into the Company’s overall governance structure and enterprise risk management framework;

•	Developing, maintaining, and monitoring comprehensive internal control policies and practices;

•	Ensuring business continuity and risk management;

•	Proactively engaging stakeholders to support the above ends; and

•	Developing cohesive communications and providing transparent disclosures.

We are subject to various regulatory and compliance controls and audits, and our Board actively oversees our audit and enterprise risk management practices. Our risk management teams ensure compliance with applicable laws and regulations and coordinates with subject-matter experts throughout the business to identify, monitor and mitigate material risks. These teams maintain robust testing programs, such as SOC 2 audit and WCAG 2.1 AA compliance and provide regular updates to our Board. We leverage the latest encryption configurations and cybertechnologies on our systems, devices, and third-party connections and further reviews vendor encryption to ensure proper information security safeguards are maintained.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board, which currently consists of seven members. Our Board has affirmatively determined that, as of the date of this Proxy Statement, four of our seven directors qualify as “independent” within the meaning of the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Effective April 1, 2023, Saloni Varma was appointed the Company’s Chief Financial Officer. Prior to Ms. Varma’s appointment as CFO, our Board had affirmatively determined that five of our seven directors qualified as “independent.” At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Upon the recommendation of our nominating and corporate governance committee, we are nominating Sarah Kauss and Saloni Varma as Class II directors at the Annual Meeting. If elected, Messrs. Kauss and Varma will each hold office for a three-year term until the annual meeting of stockholders to be held in 2026 or until their successors are duly elected and qualified.

The following table sets forth the names, ages as of April 28, 2023 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting), and for each of the continuing directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees:
Sarah M. Kauss(1)(2)(3)	II	47	Director	2021	2023	2026
Saloni S. Varma(1)	II	43	Director and Chief Financial Officer	2021	2023	2026
Continuing Directors:
Paul F. Jacobson	I	69	Chairman and Chief Executive Officer	2010	2025
Riccardo C. Braglia(1)(2)(3)	I	63	Director	2012	2025
Thomas P. McKenna	I	63	Chief Operating Officer	2010	2025
Toshitaka Inuzuka(2)	III	54	Director	2019	2024	—
Takeshi Minakata(2)	III	61	Director	2022	2024	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Director Nominees

Sarah M. Kauss, 47, has served on our Board since the completion of our initial public offering (“IPO”) in September 2021 and also serves on the board of directors for our subsidiary, Thorne Research Inc. Ms. Kauss is the founder of S’well, which manufactures reusable, insulated products for the retail and wholesale market and served as its Chief Executive Officer from January 2010 to February 2020. Prior to founding S’well, Ms. Kauss worked in international real estate development and accounting, as well as providing professional services to both public and privately-held companies in the technology, consumer products, and media sectors. Ms. Kauss currently serves on the board of directors of Desenio Group AB and Glowforge Inc. Ms. Kauss received her M.B.A. from Harvard Business School and her B.S. in Business and Accounting from the University of Colorado at Boulder.

We believe Ms. Kauss is qualified to serve as a member of our Board based on her background in accounting and extensive experience in product marketing and founding and leading a successful retail company.

Saloni S. Varma, 44, has served as our Chief Financial Officer since April 1, 2023, as a member of our Board since the completion of our IPO in September 2021 and as a member of our board of directors for our subsidiary, Thorne Research Inc. In addition, Ms. Varma currently serves as Treasurer of the board of directors of Common Denominator, a non-profit providing few one-on-one math tutoring services to children in New York City. Ms. Varma most recently served as Chief Financial Officer of MotifFoodWorks, Inc., a food technology company. Prior to that, Ms. Varma was CFO of ByHeart Inc., a nutrition products company, and held various leadership roles at brands such as Chobani, Dove and Talenti, focusing on budgeting, forecasting, and execution on strategic opportunities. Ms. Varma has worked in investment banking in New York and Tokyo at UBS and began her career in accounting

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at KPMG. Ms. Varma holds a Masters of Commerce, Accounting from the University of Mumbai, and a Masters in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania.

We believe Ms. Varma is qualified to serve as a member of our Board based on her experience as a principal financial officer and background in accounting.

Continuing Directors

Paul F. Jacobson, 69, has served as our co-founder, Chief Executive Officer, and on our Board since 2010. Mr. Jacobson has also served as co-founder, Chief Executive Officer and on the board of directors for Thorne subsidiaries, including Thorne Research Inc., Health Elements, LLC and WellnessFX, Inc. since 2010. Mr. Jacobson is also the co-founder and Chief Executive Officer for Onegevity Health, LLC, which is now a division of the Company. In addition, Mr. Jacobson has served on the board of directors for Tecton Group, LLC since 2020, and from 2017 to 2020, he served on the board of directors for Drawbridge Health, Inc. Prior to joining Thorne, Mr. Jacobson served on the board of directors for Progenics Pharmaceuticals and as Partner and Co-head of the Liquid Capital Markets Department at Goldman Sachs. He holds an M.B.A. from Washington University in Saint Louis and a B.A. in English and Economics from Vanderbilt University.

We believe Mr. Jacobson is qualified to serve on our Board due to his extensive history with us and his business experience in investment banking and finance.

Riccardo C. Braglia, 63, has served on our Board since 2012. Mr. Braglia has served as Chief Executive Officer and on the board of directors for Helsinn Holding SA, an international pharmaceutical corporation, and many of Helsinn Group’s subsidiaries and affiliates, including Helsinn Healthcare, Helsinn Advanced Synthesis, Helsinn Birex Pharmaceuticals and Helsinn Therapeutics, since 2002. Mr. Braglia serves as an Advisory Board Member of the Healthcare Fund at Windham Venture Partners. Mr. Braglia is also a co-founder and has served on the board of directors for Sinomedica, a Swiss acupuncture and Traditional Chinese Medicine center, since 2011, and is a co-founder and has served on the board of directors for Lyfebulb, a patient engagement platform, since 2014. Mr. Braglia is also a Board Member for the Swiss-American Chamber of Commerce, a Board Member for the Conquer Cancer Foundation of ASCO, a Board Member for Medacta International, and Chairman of WS Fashion Holding. Mr. Braglia has worked for 35 years as an entrepreneur in the healthcare sector, starting both companies and charities, and has international experience working with pharmaceutical businesses in the United Kingdom, Portugal, Switzerland and the United States. He holds an M.B.A in Industrial Business from the Università Boccini in Milan.

We believe that Mr. Braglia is qualified to serve on our Board due to his extensive experience on company boards, his international experience, and his background as an entrepreneur in the healthcare sector.

Thomas P. McKenna, 63, has served as our Chief Operating Officer and on our Board and for our subsidiary, Thorne Research, Inc. since 2010, and he also serves on the board of directors of South Carolina CBIO and a member of the Board of Advocates for the School of Sciences and Mathematics at the College of Charleston. Before joining Thorne, Mr. McKenna was the Chief Operating Officer of Diversified Natural Products, Inc., Chairman of the Board for Together, Rx, a consortium of top tier pharmaceutical companies offering prescription drug savings cards to the uninsured, president of the board of trustees for the Association for the Advancement of Mental Health, and a board member for the National Pharmaceutical Council and MedPearl.com. Mr. McKenna spent most of his career at Bristol-Myers Squibb in a variety of operational roles. Mr. McKenna holds an M.B.A. in Accounting from the Fox School of Business at Temple University and a B.S. in Finance from Fairfield University.

We believe that Mr. McKenna is qualified to serve on our Board due to his extensive history with us, finance experience and education.

Toshitaka Inuzuka, 54, has served on our Board and for our subsidiary, Thorne Research, Inc., since October 2018. Mr. Inuzuka has also served on our Compensation Committee since July 2019. In addition, Mr. Inuzuka has served as General Manager of the NutriScience Division at Mitsui & Co., Ltd. since July 2019. Mr. Inuzuka also continues to serve on the board of directors for a number of private companies, including Novus International, Inc., Soda Aromatic Co., Ltd., Ceva Santé Animale SA and Bussan Food Science Co., Ltd. Previously, he served on the board of directors for San-ei Sucrochemical Co., Ltd., Certis USA L.L.C. and Anagra S.A. Since 2014 and prior to

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his current roles, Mr. Inuzuka held numerous positions at Mitsui & Co., Ltd. and its US subsidiary Mitsui & Co. (U.S.A.), Inc., including Senior Vice President of the Chemicals Division, General Manager of the Strategic Planning Department within the Nutrition & Agriculture Business Unit and Deputy General Manager. Mr Inuzuka holds a Bachelor of Science & Technology from Keio University.

We believe that Mr. Inuzuka is qualified to serve on our Board because of his business background and experience serving on company boards.

Takeshi Minakata, 61, has served on our Board since January 2022. Mr. Minakata has served in several positions at the Kirin Group of companies since 2012, including as President and Chief Executive Officer of Kyowa Hakko Bio., Limited, since 2018, Director and President of Myanmar Brewery Limited from 2016 to 2018, and Director of Corporate Strategy at Kirin Holdings Co. from 2015 to 2016. Mr. Minakata holds a B.A. in Agricultural Chemistry from the University of Tokyo.

We believe that Mr. Minakata is qualified to serve on our Board because of his business background and education.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market. Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the listing standards of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the listing standards of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: (1) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director and (2) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board determined that Riccardo Braglia, Sarah Kauss, Toshitaka Inuzuka, Takeshi Minakata and, until the effective date of her appointment as Chief Financial Officer on April 1, 2023, Saloni Varma, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. Following the effective date of Ms. Varma’s service as Chief Financial Officer, the Board determined Ms. Varma was no longer “independent.” In

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addition, our Board has determined that all members of our audit, compensation, and nominating and corporate governance committees satisfy the independence standards for committee members established by applicable SEC rules and regulations and the listing standards of Nasdaq.

In making these determinations, our Board considered the current and prior relationships that each non-employee director has with Thorne and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party and Other Transactions.”

Committees of our Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Until April 1, 2023, our audit committee consisted of Saloni Varma, Riccardo Braglia and Sarah Kauss, with Ms. Varma serving as Chair. On April 1, 2023, Ms. Kauss became Chair and, upon becoming the Company’s Chief Financial Officer, and Ms. Varma is no longer on our audit committee in connection with this transition. Our Board has determined that each of the members of our audit committee, during their time of service, satisfied the independence requirements under the listing standards of Nasdaq and Rule 10A-3 of the Exchange Act. Our Board has determined that Ms. Kauss is an “audit committee financial expert” within the meaning of SEC rules and regulations, as applicable to her time of service to the audit committee. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Our audit committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems. Our audit committee is also responsible for, among other things, the following activities:

•	select, retain, compensate, evaluate, oversee, and where appropriate, terminate the independent registered public accounting firm to audit our financial statements;

•	help to ensure the independence and performance of the independent registered public accounting firm;

•	approve audit and non-audit services and fees;

•

review financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	prepare the audit committee report that the SEC requires to be included in our annual proxy statement;

•	review reports and communications from the independent registered public accounting firm;

•	review the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	review our policies on risk assessment and risk management;

•	review and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

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•

review the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and reports regarding compliance with applicable laws, regulations and internal compliance programs;

•	review related party transactions; and

•

establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our audit committee is available on our investor relations website at investors.thornehealthtech.com. Our audit committee met four times in 2022.

Compensation Committee

Our compensation committee consists of Sarah Kauss, Riccardo Braglia, Toshitaka Inuzuka and Takeshi Minakata, with Ms. Kauss serving as Chair. Our Board has determined that each of the members of our compensation committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

Our compensation committee oversees our compensation policies, plans, and benefits programs. The compensation committee is also responsible for, among other things, the following activities:

•	oversee our overall compensation philosophy and compensation policies, plans and benefit programs;

•	review and recommend for approval to the Board compensation for our executive officers and directors;

•	prepare the compensation committee report that the SEC will require to be included in our annual proxy statement; and

•	administer our equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our compensation committee is available on our investor relations website at investors.thornehealthtech.com. Our compensation committee met two times during 2022.

Nominating and Corporate Governance

Our nominating and corporate governance committee consists of Sarah Kauss and Riccardo Braglia, with Ms. Kauss serving as Chair. Our Board has determined that Sarah Kauss and Riccardo Braglia are independent under the listing standards of Nasdaq.

Our nominating and corporate governance committee oversees and assists our Board in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee is also responsible for, among other things, the following activities:

•	identify, evaluate, and make recommendations to our Board regarding nominees for election to our Board and its committees;

•	consider and make recommendations to our Board regarding the composition of our Board and its committees;

•	review developments in corporate governance practices;

•	evaluate the adequacy of our corporate governance practices and reporting; and

•	evaluate the performance of our Board and of individual directors.

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Our nominating and corporate governance committee operates under a written charter that satisfies the listing standards of Nasdaq. A copy of the charter for our nominating and corporate governance committee is available on our investor relations website at investors.thornehealthtech.com. Our nominating and corporate governance committee did not meet in 2022.

Attendance at Board and Stockholder Meetings

During our fiscal year ended December 31, 2022, our Board held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served on such committee.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, We strongly encourage, but do not require, our directors to attend. This is our second annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

During 2022, Sarah Kauss, Riccardo Braglia, Toshitaka Inuzuka and Takeshi Minakata served on our compensation committee. None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the past fiscal year, as a member of the Board or the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more of its executive officers serving as a member of our Board or our compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods, including engaging the services of outside consultants and search firms, to identify and evaluate director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include such factors as character, integrity, judgment, diversity (including, without limitation, diversity in terms of gender, race, ethnicity and experience), age, independence, skills, education, expertise, business acumen, corporate experience, length of service, understanding of our business and other commitments, among other things.

Nominees must also have the highest personal and professional ethics and integrity and skills that are complementary to those of the existing directors. Director candidates must have the ability to assist and support management and make significant contributions to our success based on proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment. Nominees must also have an understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

The nominating and corporate governance committee considers the suitability of each director candidate, including current directors, in light of the current size and composition of our Board. Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.

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Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding no less than $2,000 in market value, or one percent (1%), of the outstanding shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation or nomination, so long as such recommendations or nominations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support of the candidate by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between us and the candidate and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for election to our Board. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate Secretary at Thorne HealthTech, Inc., 152 W. 57th Street, New York, New York 10019. To be timely for the 2023 annual meeting of stockholders, nominations must be received by our Corporate Secretary not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made.

Communications with the Board of Directors

Interested parties wishing to communicate with non-management members of our Board may do so by writing and mailing the correspondence to our Corporate Secretary at Thorne HealthTech, Inc., 152 W. 57th Street, New York, New York 10019. Our Corporate Secretary monitors these communications and will provide a summary of all received bona fide messages to our Board at each regularly scheduled meeting of our Board. Where the nature of a communication warrants, our Corporate Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisors or of our management.

This procedure does not apply to (a) communications to non-management directors from officers or directors who are stockholders, (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act or (c) communications to our audit committee pursuant to our complaint procedures for accounting and auditing matters.

Management and Board Diversity

Diversity is important to us, and we have always had diversity within our management team and across the Company. We believe that our management and Board should be diverse, including a diversity of experience, competency in relevant fields, gender, race, ethnicity and age. In making determinations regarding nominations of directors, our nominating and governance committee takes into account the benefits of diverse viewpoints. Our nominating and corporate governance committee will also consider these and other factors as it oversees the annual Board and committee evaluations. Our Board is also advancing our human capital management strategy to ensure more opportunities for diverse candidates, including new programs to recruit diverse candidates.

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Pursuant to the NASDAQ Stock Market Rules, certain companies are required to (1) annually disclose aggregate statistical information about the board of director’s voluntary self-identified gender and racial characteristics and LGBTQ+ status, and (2) include on the board of directors (or publicly disclose why the board does not include) a certain number of “diverse” directors. Accordingly, a matrix disclosing the diversity breakdown of our Board is set forth below:

Board Diversity Matrix (As of April 28, 2023)

Total Number of Directors	7

	Female	Male	Non- Binary	Did Not Disclose Gender

Part1: Gender Identity

Directors	2	5	0	0

Part 2: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	2	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	3	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our investor relations website at investors.thornehealthtech.com. We will post any amendments to our Code of Business Conduct and Ethics and any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.

Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees (including our executive officers and the non-employee members of our Board) are prohibited from trading in publicly traded options, such as puts and calls, and other derivative securities with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock. In addition, our employees (including our executive officers and the non-employee members of our Board) are prohibited from holding our common stock in a margin account or pledging our securities as collateral for a loan.

Role of the Board in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the Company’s significant business risks, including risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through discussions from

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committee members about such risks. Our Board believes its administration of its risk oversight function has not negatively affected the Board’s leadership structure.

Director Compensation

In connection with our initial public offering in 2020, our Board adopted, and our stockholders approved, a new compensation policy for our non-employee directors (the “Director Compensation Policy”). The Director Compensation Policy was developed with input from our independent compensation consultant, Compensia, regarding practices and compensation levels at comparable companies. It is designed to attract, retain and reward non-employee directors.

Under the Director Compensation Policy, each non-employee director receives the cash and equity compensation for his or her services as a member of our Board, as described below. We also reimburse our non-employee directors for reasonable, customary and documented travel expenses to meetings of our Board or its committees.

The Director Compensation Policy includes a maximum annual limit of $1,000,000 of cash compensation and equity awards that may be paid, issued or granted to a non-employee director in any fiscal year. For purposes of these limitations, the value of an equity award is based on its grant date fair value (determined in accordance with generally accepted accounting principles (“GAAP”)). Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

Our Director Compensation Policy provides for the following cash compensation program for our non-employee directors:

•	$40,000 per year for service as a non-employee director;

•	$35,000 per year for service as non-employee chair of the board;

•	$20,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as a member of the audit committee;

•	$15,000 per year for service as chair of the compensation committee;

•	$7,500 per year for service as a member of the compensation committee;

•	$10,000 per year for service as chair of the nominating and corporate governance committee; and

•	$5,000 per year for services as a member of the nominating and corporate governance committee.

Each non-employee director who serves as a committee chair receives only the additional annual cash fee as the chair of the committee, and not the additional annual fee as a member of the committee; provided, that each non-employee director who serves as the non-employee chair or the lead independent director will receive the annual fee for service as a board member and an additional annual fee as the non-employee chair or lead independent director. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

Equity Compensation

Annual Awards. Each non-employee director automatically will receive, on the date of each annual meeting of our stockholders following the effective date of the policy, an annual award of restricted stock units (the “Annual Award”), covering a number of shares of our common stock having a grant date fair value (determined in

2023 Proxy Statement	| 19

accordance with GAAP) of $180,000; provided, that the first annual award granted to an individual who first becomes a non-employee director following the effective date of the policy will have a grant date fair value equal to the product of (A) $180,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of fully completed days between the non-employee director’s initial start date and the date of the first annual meeting of our stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will vest in its entirety on the earlier of (x) the 1-year anniversary of the Annual Award’s grant date, or (y) the day immediately before the date of the next annual meeting of our stockholders that follows the grant date of the Annual Award, subject to the non-employee director’s continued service through the applicable vesting date.

Change in Control. In the event of a “change in control” (as defined in Thorne’s 2021 Equity Incentive Plan (the “2021 Plan”), each non-employee director will fully vest in their outstanding company equity awards issued under the Director Compensation Policy, including any Annual Award, immediately prior to the consummation of the change in control; provided, that the non-employee director continues to be a non-employee director through such date.

2022 Compensation

Directors who are also our employees receive no additional compensation for their service as directors. During 2022, Paul Jacobson and Thomas McKenna were our employee directors. See the section titled “Executive Compensation” for additional information about Paul Jacobson’s and Thomas McKenna’s compensation.

The following table presents the total compensation each of our non-employee directors received during the year ended December 31, 2022. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of our non-employee directors in 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Riccardo C. Braglia(3)	—	—	—	—	—
Sarah M. Kauss	81,250	388,195	—	—	469,445
Saloni S. Varma	75,000	388,195	—	—	463,195
Toshitaka Inuzuka(3)	—	—	—	—	—
Takeshi Minakata(3)	—	—	—	—	—

(1)

This column reflects the aggregate grant date fair value of restricted stock unit awards granted in 2022 in accordance with FASB ASC Topic 718 and as set forth in the notes to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 31, 2023. This accounting approximately reflects the aggregate closing price of our stock on the day prior to the grant dates of April 4, 2022, and June 3, 2022, for Ms. Kauss and Ms. Varma.

(2)

The amount in this column represents the aggregate grant-date fair value of the award as computed as of the grant date of each option awarded in fiscal 2022 in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 31, 2023.

(3)	Voluntarily declined cash and equity compensation.

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2022:

Name	Grant Date	Number of Securities Underlying Unvested Stock Awards (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price per Share ($)	Option Expiration Date
Sarah Kauss(1)	11/30/2021	15,000	—	—	—
Sarah Kauss(2)	04/04/2022	30,000	—	—	—
Sarah Kauss(3)	06/03/2022	30,874	—	—	—
Saloni Varma(1)	11/30/2021	15,000	—	—	—
Saloni Varma(2)	04/04/2022	30,000	—	—	—
Saloni Varma(3)	06/03/2022	30,874	—	—	—

(1)	The shares were acquired pursuant to a restricted stock award and vest in 16 equal quarterly installments beginning on February 28, 2022, subject to continued service to the Company.

20 |	2023 Proxy Statement

(2)

The shares were acquired pursuant to a restricted stock unit; one quarter of the RSUs vest on April 4, 2023 and an additional quarter vests on each anniversary thereafter, subject to the director continuing to serve on the board.

(3)

The shares were acquired pursuant to a restricted stock unit and will vest in its entirety on the earlier of (i) June 2, 2023, or (ii) the day immediately before the date of the next annual meeting of the Issuer’s stockholders.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our Board has approved, Sarah Kauss and Saloni Varma as nominees for election as Class II directors at the Annual Meeting. If elected, each of Ms. Kauss and Ms. Varma will serve as a Class II director until the 2026 annual meeting of stockholders or until her successor is duly elected and qualified. Each of Ms. Kauss and Ms. Varma is currently a director of our Company, and each has agreed to being named in this proxy statement as a nominee. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of each of Ms. Kauss and Ms. Varma. If you are a street name stockholder of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter. We expect that each of Ms. Kauss and Ms. Varma will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy.

Vote Required

The election of Class II directors requires a plurality of the votes of the shares of our common stock present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the two nominees who receive the most votes cast FOR will be elected as Class II directors. As a result, any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINEES NAMED ABOVE AS CLASS II DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

22 |	2023 Proxy Statement

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed BDO USA, LLP, an independent registered public accounting firm, to audit our financial statements for our fiscal year ending December 31, 2023. BDO USA, LLP has served as our independent registered public accounting firm since 2019. At the Annual Meeting, our stockholders are being asked to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Stockholder ratification of the appointment of BDO USA, LLP is not required by our bylaws or other applicable legal requirements; however, our Board is submitting the appointment of BDO USA, LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2023, if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. A representative of BDO USA, LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by BDO USA, LLP for our fiscal years ended December 31, 2022 and 2021.

(in thousands)	2022	2021
Audit Fees(1)	$800	$885
Audit-Related Fees	—	—
Tax Fees(2)	15	—
All Other Fees	—	—

Total Fees	$815	$885

(1)

“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our annual financial statements and reviews of our quarterly financial statements for those fiscal years. For 2021, this category also includes fees for services incurred in connection with our initial public offering. For 2022, this category also includes $200 thousand for one-time, additional services provided.

(2)	“Tax Fees” consist of fees billed for professional services rendered by BDO USA, LLP for tax compliance, tax advice and tax planning.

Auditor Independence

In our fiscal year ended December 31, 2022, there were no other professional services provided by BDO USA, LLP that would have required our audit committee to consider their compatibility with maintaining the independence of BDO USA, LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to BDO USA, LLP for our fiscal years ended December 31, 2022 and 2021 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023, requires the affirmative vote of a majority of the shares of our common stock present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST this proposal, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2023.

2023 Proxy Statement	| 23

AUDIT COMMITTEE REPORT

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market LLC and the rules and regulations of the SEC. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee operates under a written charter approved by the Board, which is available on our website at investors.thornehealthtech.com. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the Company’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s financial statements. The Company’s independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an independent audit of the Company’s financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management.

In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and BDO;

•	discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and

•

received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with BDO its independence.

Based on the audit committee’s review and discussions with management and BDO, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the Board:

Saloni Varma (Chair)(1)

Riccardo Braglia

Sarah Kauss(1)

(1)	Effective April 1, 2023, Ms. Kauss was appointed chair of the audit committee and Ms. Varma’s service to the audit committee ended.

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the Securities Act), or under the Securities Exchange Act of 1934, as amended (the Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

24 |	2023 Proxy Statement

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of March 31, 2023 (1). Officers are elected by our Board to hold office until their successors are elected and qualified.

Name	Age	Position

Paul F. Jacobson	69	Chairman, Chief Executive Officer and Interim Chief Financial Officer

William C. McCamy	54	President

Thomas P. McKenna	65	Chief Operating Officer

(1)

Scott Wheeler served as the Company’s Chief Financial Officer until April 1, 2022. Bryan Conley served as the Company’s Chief Financial Officer from April 1, 2022 to January 1, 2023. Paul F. Jacobson served as the Company’s Interim Chief Financial Officer from January 3, 2023 to March 31, 2023. Effective April 1, 2023, Saloni Varma was appointed as Chief Financial Officer.

For the biographies of Paul Jacobson and Thomas McKenna, please see “Board of Directors and Corporate Governance.”

William (Will) C. McCamy, 54, has served as President for Thorne Research, Inc. and on the board of directors for Health Elements, LLC, since 2010, both of which are our subsidiaries. Prior to joining Thorne, Mr. McCamy served as co-founder and President for Xymogen, Inc. Mr. McCamy has over 26 years of experience in the nutritional sciences industry, specifically focusing on the healthcare professional segment but recently expanding into consumer-driven initiatives and sport performance. Mr. McCamy holds a B.S. in Finance from the University of Florida.

2023 Proxy Statement	| 25

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our Board on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that the Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data. Our compensation committee makes decisions as to total compensation for each executive officer, although it may instead, in its discretion, make recommendations to our Board regarding executive compensation for its approval.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In 2021, our compensation committee retained Compensia, a national compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. As part of its engagement, Compensia assisted our compensation committee to develop an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assessing each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Our compensation committee continues to rely upon the information, recommendation and advice of the committee by Compensia for compensation related matters.

Our named executive officers (each an “NEO” and, collectively, the “NEOs”) for the fiscal year ended December 31, 2022, which consist of our principal executive officer and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2022 are:

•	Paul F. Jacobson, Chairman and Chief Executive Officer;

•	William C. McCamy, President; and

•	Thomas P. McKenna, Chief Operating Officer and Director.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

Paul F. Jacobson,	2022	530,000	435,000	3,123,000	—	—	4,088,000

Chief Executive Officer	2021	530,000	462,000	11,914,400	—	—	12,906,400

William C. McCamy,	2022	378,946	100,000	867,500	—	—	1,346,446

President	2021	350,000	200,000	1,680,000	—	100	2,230,100

Thomas P. McKenna,	2022	473,469	315,000	2,082,000	—	17,477	2,887,946

Chief Operating Officer	2021	430,000	320,000	4,553,600	—	17,204	5,320,804

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(1)

This column reflects the aggregate grant date fair value of restricted stock unit awards granted in 2022 in accordance with FASB ASC Topic 718 and as set forth in the notes to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 31, 2023.

(2)	All other compensation consists of Company contributions to the Company sponsored defined contribution plan (401(k)).

Outstanding Equity Awards at 2022 Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2022.

		Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)(2)	Option Expiration Date	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Grant Date(1)	Exercisable	Un-exercisable

Paul F. Jacobson	2/12/2015	208,100	—		1.35	2/12/2025	474,819	—	—

	2/12/2015	244,750	—		4.49	2/12/2025	—	—	—

	2/12/2015	244,750	—		6.74	2/12/2025	—	—	—

	10/10/2018	1,279,375		(3)	5.12	10/10/2028	—	—	—

	1/6/2018	36,045	—		14.46	1/06/2028	—	—	—

	4/4/2022	—	—		—	—	—	1,371,340	4,977,964

William C. McCamy	2/13/2014	244,750	—		1.16	2/13/2024	605,193	—	—

	2/12/2015	78,320	—		1.35	2/12/2025	178,702	—	—

	2/12/2015	155,750	—		4.49	2/12/2025	—	—	—

	2/12/2015	164,650	—		6.74	2/12/2025	—	—	—

	10/10/2018	479,265		(3)	5.12	10/10/2028	—	—	—

	4/4/2022	—	—		—	—	—	275,000	998,250

Thomas P. McKenna	2/12/2015	89,000	—		1.35	2/12/2025	203,070	—	—

	2/12/2015	178,000	—		4.49	2/12/2025	—	—	—

	2/12/2015	186,900	—		6.74	2/12/2025	—	—	—

	10/10/2018	639,910		(3)	5.12	2/10/2028	—	—	—

	4/4/2022	—	—		—	—	—	670,960	2,435,585

(1)

Each of the outstanding equity awards was granted pursuant to our 2010 Plan (as defined below), except for the grant to Paul F. Jacobson on October 10, 2018, which was granted under the Onegevity Plan, and a portion of the grants to Messrs. Jacobson, McCamy and McKenna of stock awards which were granted under the 2021 Plan.

(2)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)	Twenty-five percent (25%) of the shares subject to the award vest on each annual anniversary of October 10, 2018, subject to continued service to the Company.

Employment of Our Named Executive Officers

Paul Jacobson

Mr. Jacobson’s current annual base salary for 2022 is $530,000, and he is eligible for an annual employee bonus as determined by the compensation committee of the Board. His base salary and annual bonus are subject to approval by our Board.

2023 Proxy Statement	| 27

William McCamy

Mr. McCamy’s current annual base salary for 2022 is $380,000 and he is eligible for an annual employee bonus as determined by the compensation committee of the Board. His base salary and annual bonus are subject to approval by our Board.

Thomas P. McKenna

Mr. McKenna’s current annual base salary for 2022 is $475,000 and he is eligible for an annual employee bonus as determined by the compensation committee of the Board. His base salary and annual bonus are subject to approval by our Board.

We have not executed change in control and severance agreements with any of our named executive officers. While the Company is in the process of executing control and severance agreements with each of our NEOs, no decisions have been made with respect to control and severance agreements for Paul Jacobson, William McCamy and Thomas McKenna. Any required information, including control and severance agreements, will be disclosed by the Company once determined and a definitive agreement is executed.

401(k) Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our NEOs who remain employed with us, and who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code (the “Code”), on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan authorizes employer matching and discretionary contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

Nonqualified Deferred Compensation Plan

We maintain a Nonqualified Deferred Compensation Plan (NDCP), for the benefit of certain of our employees, including our NEOs. Under the NDCP, participants are permitted to defer up to 75% of their applicable base salary, 100% of their performance-based compensation, 75% of their commissions, and an amount equivalent to 100% of any 401(k) Plan refund. Compensation amounts that are deferred under the NDCP are 100% vested in the applicable participant on the date we submit such amounts to the NDCP provider, currently Principal Life Insurance Company. Elections to defer compensation under the NDCP must be made prior to the start of the plan year and will continue in effect until modified.

We may also provide additional credit amounts under the NDCP with respect to each participant that will vest based on a participant’s continued employment over a multi-year schedule. Participants become 100% vested in any additional credits provided by us upon the participant reaching the age of 65, the participant’s death or disability, or upon a change in control of Thorne. We have never provided additional credit amounts under the NDCP.

Participants may elect to receive deferred compensation either upon the occurrence of a qualifying event or pursuant to a defined distribution date; provided that if a qualifying event occurs prior to a defined distribution date, distributions under the NDCP will commence on the date of such qualifying event.

Qualifying events under the NDCP consist of the following:

•	separation from service;

•	separation from service upon a change in control of our Company;

28 |	2023 Proxy Statement

•	change in control of our Company;

•	unforeseeable emergency;

•	disability; and

•	death.

Participants may elect different payment methods with respect to certain qualifying events and with respect to distribution dates. Distribution payments must be made as a lump sum upon a separation from service upon a change in control of our Company, a change in control of our Company, an unforeseeable emergency, or the participant’s death. With respect to separation from service or the participant’s disability, participants may elect to receive distribution payments in lump sum or as annual installments up to 10 years following the applicable qualifying event. With respect to fixed distribution dates, participants may elect to receive distribution payments in lump sum or as annual installments up to 5 years following the qualifying event.

Loans are not allowed from the NDCP and rollovers to an IRA or other qualified account are not available.

Participants may not change their deferral amounts during a plan year. However, participants may change deferral amounts at the end of each plan year with respect to future deferrals for the next plan year.

Participants may elect to have deferred amounts under the plan invested in various investment alternatives selected by the NDCP.

Equity Compensation Plans

Other than the Director Compensation Policy described above, the Company grants equity awards through four equity plans: the 2021 Equity Incentive Plan (the “2021 Plan”), the 2021 Employee Stock Purchase Plan (the “ESPP”), the Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”), and the Restated 2020 Onegevity Equity Plan (the “Onegevity Plan”). The material terms of each of the Company’s equity plans are described in more detail below. The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units (#)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)

Equity compensation plans approved by security holders:

2021 Equity Incentive Plan(1)	4,036,748	—	1,442,472

2021 Employee Stock Purchase Plan(2)	—		—

2010 Equity Incentive Plan, as Amended(3)	8,311,778	4.81	—

Restated 2020 Onegevity Health Equity Plan(4)	1,901,485	7.44	—

TOTAL	14,250,011		1,442,472

(1)

The 2021 Plan provides that the number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the lesser of (i) 8,701,275 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as our Board may determine. Includes 4,036,748 unvested RSUs outstanding under the 2021 Plan.

(2)

The ESPP provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 1,392,204 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our Board.

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(3)

In connection with our initial public offering in September 2021 and the adoption of the 2021 Plan, we no longer grant awards under the 2010 Plan; however, all outstanding options issued pursuant to the 2010 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2021 Plan. Includes 7,436,018 shares of our common stock issuable under options to purchase common stock and 875,760 unvested restricted stock units outstanding under our 2010 Plan.

(4)

We assumed the Onegevity Plan as part of the merger in January 2021. Following the merger transaction, we no longer grant awards under the Onegevity Plan; however, all outstanding options issued pursuant to the 2010 Plan continue to be governed by their existing terms. Includes 1,901,485 shares of our common stock issuable under options to purchase common stock under the Onegevity Plan.

2021 Equity Incentive Plan

Our 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units (RSUs), and performance awards to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants. Our 2010 Plan and our Onegevity Plan terminated immediately prior to the effectiveness of the 2021 Plan with respect to the grant of future awards.

As of December 31, 2022, 4,036,748 restricted stock units were outstanding under our 2021 Plan.

Authorized shares. Subject to the adjustment provisions of and the automatic increase described in our 2021 Plan, a total of 5,479,220 shares of our common stock are reserved for issuance pursuant to our 2021 Plan. Regarding incentive stock options, the 2021 Plan provides that no more than 3,480,510 (plus any adjustments made pursuant to the 2021 Plan) shares of our common stock may be used to issue incentive stock options. In addition, subject to the adjustment provisions of our 2021 Plan, the shares reserved for issuance under our 2021 Plan will also include any shares subject to awards granted under our 2010 Plan or our Onegevity Plan that, on or after September 21, 2021, the business day immediately prior to the effective date of the registration statement for our initial public offering, expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to our 2021 Plan pursuant to outstanding awards under the 2010 Plan or Onegevity Plan is 10,615,030 shares). Subject to the adjustment provisions of our 2021 Plan, the number of shares available for issuance under our 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with the 2022 fiscal year and ending on the ten-year anniversary of the date our Board approved the 2021 Plan, in an amount equal to the least of:

•	8,701,275 shares;

•	five percent (5%) of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as our Board may determine.

On January 1, 2023 and in accordance with the adjustment provisions of the 2021 Plan, the number of shares available for issuance under the 2021 Plan were increased on the first day of the 2023 fiscal year by 2,664,484 shares, representing five percent (5%) of the outstanding shares of the Company’s common stock as of the last day of the immediately preceding fiscal year. On April 3, 2023 , the Company registered the shares reserved pursuant to the automatic increase on Form S-8.

If a stock option or stock appreciation right granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs or stock settled performance awards, is forfeited to, or repurchased by, us due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that have actually been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; provided,

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however, that if shares issued pursuant to awards of restricted stock, RSUs or performance awards are repurchased or forfeited to us due to failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, the cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

Plan administration. Our compensation committee administers our 2021 Plan and further delegates authority to one or more subcommittees or officers to the extent such delegation complies with applicable laws. Subject to the provisions of our 2021 Plan, the administrator has the power to administer our 2021 Plan and make all determinations deemed necessary or advisable for administering our 2021 Plan, including but not limited to: the power to determine the fair market value of our common stock; select the service providers to whom awards may be granted; determine the number of shares covered by each award; approve forms of award agreements for use under our 2021 Plan; determine the terms and conditions of awards (including, but not limited to, the exercise price, the times or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto); construe and interpret the terms of our 2021 Plan and awards granted under it, including but not limited to determining whether and when a change in control has occurred; establish, amend, and rescind rules and regulations relating to our 2021 Plan, and adopt sub-plans relating to the 2021 Plan; interpret, modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards; allow participants to satisfy tax withholding obligations in any manner permitted by the 2021 Plan; delegate ministerial duties to any of our employees; authorize any person to take any steps and execute, on our behalf, any documents required for an award previously granted by the administrator to be effective; temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, provided that, unless prohibited by applicable laws, such suspension shall be lifted in all cases not less than ten trading days before the last date that the award may be exercised; allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award; and make any determinations necessary or appropriate under the adjustment provisions of the 2021 Plan. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or canceled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions will be final and binding on all participants to the full extent permitted by law.

Stock options. Our 2021 Plan permits the grant of nonqualified options and incentive stock options. The exercise price of options granted under our 2021 Plan must be at least equal to the fair market value of our common stock on the date of grant, except that options may be granted with a lower exercise price to a service provider who is not a U.S. taxpayer, or pursuant to certain transactions. The term of an option is determined by the administrator, provided that the term of an incentive stock option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, check or wire transfer, cashless exercise, net exercise, promissory note, shares, or other consideration or method of payment acceptable to the administrator, to the extent permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award, the option will remain exercisable for thirty days. These exercise periods may be tolled in certain circumstances, for example if exercise prior to the end of the applicable period is not permitted because of applicable laws. However, in no event may an option be exercised later than the expiration of its term.

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Stock appreciation rights. Our 2021 Plan permits the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The term of stock appreciation rights is determined by the administrator. After the termination of service of an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for thirty days following the termination of service. These exercise periods may be tolled in certain circumstances, for example if exercise prior to the end of the applicable period is not permitted because of applicable laws. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right must be no less than 100% of the fair market value per share on the date of grant.

Restricted stock. Our 2021 Plan permits the grant of restricted stock. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2021 Plan, determines the terms and conditions of such awards. The administrator has the authority to impose whatever conditions to vesting it determines to be appropriate (for example, the administrator will be able to set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest will be subject to our right of repurchase or forfeiture.

Restricted stock units. Our 2021 Plan permits the grant of restricted stock units. The administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may settle earned restricted stock units in the form of cash, shares, or some combination of both. The administrator, in its sole discretion, may reduce or waive the criteria that must be met for vesting, of the restricted stock units to earn the restricted stock units.

Performance Awards. Our 2021 Plan permits the grant of performance awards. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator may establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance awards to be paid out to participants. The administrator has the authority to set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Each performance award’s threshold, target, and maximum payout values are established by the administrator on or before the grant date. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance award. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares, or in some combination thereof.

Non-Employee Directors. Our 2021 Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under our 2021 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, our 2021 Plan provides that in any given fiscal year, a non-employee director will not be issued or granted cash retainer fees or awards with an aggregate value greater than $1,000,000 in connection with his or her initially joining our Board (in each case, excluding awards

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granted to him or her as a consultant or employee). The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under our 2021 Plan in the future.

Non-transferability of awards. Unless the administrator provides otherwise, or required by applicable law, awards under the 2021 Plan may not be sold, pledged, hypothecated, transferred, or dispose of in any manner other than by will or by the laws of descent or distribution and may only be exercised during the participant’s lifetime by the participant. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of our common stock or other of our securities, other change in our corporate structure affecting the shares, or any similar equity restructuring transaction affecting our shares occurs (including a change in control), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2021 Plan. The conversion of any of our convertible securities and ordinary course repurchases of our shares or other securities will not be treated as an event that will require adjustment under the 2021 Plan.

Dissolution or liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change in control. Our 2021 Plan provides that, in the event of a merger or change in control, as defined under our 2021 Plan, each outstanding award will be treated as the administrator determines, without a requirement to obtain a participant’s consent, including, without limitation, that such award will be continued by the successor corporation or a parent or subsidiary of the successor corporation. An award generally will be considered continued if, following the transaction, (i) the award gives the right to purchase or receive the consideration received in the transaction by holders of our shares or (ii) the award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been received upon the exercise or realization of the award at the closing of the transaction, which payment may be subject to any escrow applicable to holders of our common stock in connection with the transaction or subjected to the award’s original vesting schedule. The administrator will not be required to treat all awards or portions thereof the vested and unvested portions of an award, or all participants similarly.

In the event that a successor corporation or its parent or subsidiary does not continue an outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not continued, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, all of his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and all performance goals or other vesting requirements for his or her performance awards will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Clawback. Awards will be subject to any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our stock is listed or as otherwise required by applicable laws, and the administrator will also be able to specify in an award agreement that the participant’s

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rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events.

Amendment; termination. The administrator will have the authority to amend, alter, suspend, or terminate our 2021 Plan, provided we will obtain stockholder approval of any amendment to the extent necessary or desirable to comply with applicable laws; however, no amendment, alteration, suspension, or termination of our 2021 Plan or an award under it may, taken as a whole, materially impair the existing rights of any participant without the participant’s consent; provided, however, that no consent is required if the administrator determines that the participant’s rights have not been materially affected or if such amendment is made to comply with applicable law. Our 2021 Plan will continue in effect until it is terminated; provided, that incentive stock options may not be granted after the ten-year anniversary of the date our Board approved the 2021 Plan, and the automatic annual share increase will end on the ten-year anniversary of the date our Board approved the 2021 Plan.

2021 Employee Stock Purchase Plan

We believe that allowing our employees to participate in our ESPP will provide them with a further incentive towards promoting our success and accomplishing our corporate goals.

Authorized shares. A total of 696,102 shares of our common stock will be available for sale under our ESPP. The number of shares of our common stock that will be available for sale under our ESPP also includes an annual increase on the first day of each fiscal year following the fiscal year in which the first offering period under the ESPP commences, equal to the least of:

•	1,392,204 shares;

•	one percent (1%) of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as the administrator may determine.

On January 1, 2023 and in accordance with the adjustment provisions of the ESPP, the number of shares available for issuance under the 2021 Plan were increased on the first day of the 2023 fiscal year by 532,896 shares, representing one percent (1%) of the outstanding shares of the Company’s common stock as of the last day of the immediately preceding fiscal year. On April 3, 2023, the Company registered the shares reserved pursuant to the automatic increase on Form S-8.

ESPP administration. We expect that the compensation committee of our Board will administer our ESPP and will have full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP, and establish procedures that it deems necessary for the administration of the ESPP, including, but not limited to, adopting such procedures and sub-plans as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.

Eligibility. Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (1) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (2) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (3) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (4) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (5) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

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However, an employee may not be granted rights to purchase shares of our common stock under our ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or of any parent or subsidiary of ours; or

•

holds rights to purchase shares of our common stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year in which such rights are outstanding at any time.

Offering periods. Our ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in our ESPP. Our 2021 ESPP will provide for offering periods as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis.

Contributions. Our ESPP will permit participants to purchase shares of our common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) in an amount that the administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.

Exercise of purchase right. Amounts contributed and accumulated by the participant will be used to purchase shares of our common stock at the end of each offering. The administrator may limit the maximum number of shares of our common stock a participant may purchase during an offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Participation ends automatically upon termination of employment with us.

Non-transferability. A participant may not transfer contributions credited to his or her account nor any rights granted under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.

Merger or change in control. Our ESPP will provide that in the event of a merger or change in control, as defined under our ESPP, a successor corporation (or a parent or subsidiary of the successor corporation) will assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period with respect to which the purchase right relates will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; termination. The administrator will have the authority to amend, suspend or terminate our ESPP. Our ESPP automatically will terminate in 2041, unless We terminate it sooner.

2010 Equity Incentive Plan, as Amended

Our 2010 Plan was most recently amended in 2021. Our 2010 Plan allows us to provide incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of our parent and subsidiary corporations’ employees, and nonstatutory stock options, restricted stock awards, and restricted stock units to eligible employees, directors and consultants, including employees and consultants of any of our affiliate companies. Effective on September 21, 2021, the business day immediately prior to the effective date of the registration statement for our initial public offering, our 2010 Plan terminated, and we cannot grant any additional awards under our 2010 Plan thereafter. However, our 2010 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our 2010 Plan.

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As of December 31, 2022, stock options covering 7,436,018 shares of our common stock were outstanding under our 2010 Plan and 875,760 restricted stock units were outstanding under our 2010 Plan.

Plan administration. Our 2010 Plan is administered by our Board or a committee appointed by our Board. The administrator has all authority and discretion necessary or appropriate to administer our 2010 Plan and to control its operation, including the authority to construe and interpret the terms of our 2010 Plan and the awards granted under our 2010 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to (i) make or select the manner of making all determinations with respect to each award to be granted under the 2010 Plan including the employee, consultant or director to receive the award and the form of award, (ii) institute and determine the terms and conditions of an exchange program, (iii) prescribe, amend and rescind rules and regulations relating to the 2010 Plan, (iv) determine the terms and provisions of the respective award agreements (which need not be identical), and (v) make all other determinations necessary or advisable for the administration of the 2010 Plan.

Eligibility. Employees, directors and consultants, including employees and consultants of any of our affiliate companies, are eligible to receive awards. Only our employees or employees of our parent or subsidiary companies are eligible to receive incentive stock options.

Stock options. Stock options have been granted under our 2010 Plan. Subject to the provisions of our 2010 Plan, the administrator determines the term of an option, the number of shares subject to an option, and the time period in which an option may be exercised.

The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of our common stock on the grant date, except as provided for in the 2010 Plan. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any our parent or subsidiary companies will have a term of no longer than five years from the grant date and will have an exercise price of at least 110% of the fair market value of our common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all plans of ours and any of our parent or subsidiary companies) exceeds $100,000, such options will be treated as nonstatutory stock options.

The administrator determines how a participant may pay the exercise price of an option. If a participant’s status as an employee or other association with the Company and its affiliates terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for 90 days or such other period of time as set forth in the applicable award agreement or provided by the administrator if a participant’s employment or other association terminates for a reason other than death or disability. If a participant’s employment or other association terminates due to death or disability, vested options generally will remain exercisable for 365 days from the date of termination or such other period as provided by the administrator. In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate.

Restricted Stock. Restricted stock awards are grants of shares of our common stock that may be subject to various restrictions, including restrictions on transferability and forfeiture provisions. Subject to the terms of our 2010 Plan, the administrator will determine the number of shares of restricted stock granted and other terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate, and may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that have not vested are subject to our right of repurchase or forfeiture.

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Restricted Stock Units. Subject to the terms of our 2010 Plan, the administrator will determine the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may settle earned restricted stock units in the form of cash, shares, or some combination of both. The administrator, in its sole discretion, may reduce or waive the criteria that must be met for vesting, of the restricted stock units to receive a payout.

Non-transferability of awards. Unless determined otherwise by the administrator, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in any manner other than by will or by the laws of descent and distribution.

Certain adjustments. In the event that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of common stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2010 Plan, will adjust the number and class of shares of stock that may be delivered under the 2010 Plan and/or the number, class, and price of shares of stock covered by each outstanding award.

Dissolution or liquidation. In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger and change in control. Subject to any provisions of then outstanding awards granting greater rights to the holders thereof, in the event of an acquisition of the Company, (i) any then outstanding options shall accelerate in full if not assumed by the acquiring entity or replaced by comparable options to purchase shares of the capital stock of the successor or acquiring entity or parent thereof, and to the extent not assumed or replaced on the acquisition shall then terminate to the extent not exercised, (ii) any then outstanding restricted stock shall accelerate in full if the Company’s rights to reacquire such shares of restricted stock on occurrence of the applicable risk of forfeiture with respect to those shares are not assigned to the acquiring entity, and (iii) any then outstanding restricted stock units shall accelerate in full if not assumed or replaced by comparable restricted stock units to receive shares of the capital stock of the successor or acquiring entity or parent thereof. As to any one or more outstanding awards which are not otherwise accelerated in full by reason of the acquisition, the administrator may also, either in advance of an acquisition or at the time thereof and upon such terms as it may deem appropriate, provide for the acceleration of such outstanding options, restricted stock and restricted stock units in the event that the employment of the participants should subsequently terminate following the acquisition. Each outstanding option that is assumed in connection with an acquisition, or is otherwise to continue in effect subsequent to the acquisition, will be appropriately adjusted, immediately after the acquisition, as to the number and class of securities and the price at which it may be exercised in accordance with the adjustment provisions of the 2010 Plan. In addition to or in lieu of the foregoing, with respect to outstanding options, in the event of an acquisition the board of directors may provide that one or more options then outstanding shall become immediately exercisable in full and shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the board of directors in its sole discretion) of the shares subject to such options over the exercise price thereof.

Amendment and termination. Our Board may, at anytime, terminate the 2010 Plan or make such modifications of the 2010 Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the 2010 Plan shall affect the terms of any award outstanding on the date of such amendment. In any case, no termination or amendment of the 2010 Plan may, without the consent of any recipient of an award granted hereunder, adversely affect the rights of the recipient under such award. The administrator may amend the terms of

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any award theretofore granted prospectively or retroactively, provided that the award as amended is consistent with the terms of the 2010 Plan, but no such amendment shall impair the rights of the recipient of such award without his or her consent.

As noted above, effective on September 21, 2021, the business day immediately prior to the effective date of the registration statement for our initial public offering, our 2010 Plan terminated, and we will not grant any additional awards under our 2010 Plan thereafter.

Restated 2020 Onegevity Health Equity Plan

In connection with our acquisition of Onegevity Health, LLC in 2021, our Board approved the assumption of the Onegevity Health LLC 2020 Unit Plan and outstanding options thereunder to purchase LLC units of Onegevity. We amended and restated such plan into the Onegevity Plan and converted options to purchase LLC units of Onegevity into options to purchase shares of our common stock.

Our Onegevity Plan allows us to provide stock options and restricted stock awards to eligible employees, directors and consultants, including employees and consultants of any of our affiliate companies. Effective on September 21, 2021, the business day immediately prior to the effective date of the registration statement for our initial public offering, our Onegevity Plan was terminated, and We cannot grant any additional awards under our Onegevity Plan thereafter. However, our Onegevity Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our Onegevity Plan.

As of December 31, 2022, stock options covering 1,901,485 shares of our common stock were outstanding under our Onegevity Plan and there were no restricted stock awards outstanding under our Onegevity Plan.

Plan administration. Our Onegevity Plan is administered by our board of directors or a committee appointed by our board of directors. The administrator has all authority and discretion necessary or appropriate to administer our Onegevity Plan and to control its operation, including the authority to construe and interpret the terms of our Onegevity Plan and the awards granted under our Onegevity Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to (i) make or select the manner of making all determinations with respect to each award to be granted under the Onegevity Plan including the employee, consultant or director to receive the award and the form of award, (ii) prescribe, amend and rescind rules and regulations relating to the Onegevity Plan, (iii) determine the terms and provisions of the respective award agreements (which need not be identical), and (iv) make all other determinations necessary or advisable for the administration of the Onegevity Plan.

Eligibility. Employees, directors and consultants, including employees and consultants of any of our affiliate companies, are eligible to receive awards.

Stock options. Stock options have been granted under our Onegevity Plan. Subject to the provisions of our Onegevity Plan, the administrator determines the term of an option, the number of shares subject to an option, and the time period in which an option may be exercised.

The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of our common stock on the grant date, except as provided for in the Onegevity Plan.

The administrator determines how a participant may pay the exercise price of an option. If a participant’s status as an employee or other association with the Company and its affiliates terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months if a participant’s employment or other association terminates for

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a reason other than death or disability. If a participant’s employment or other association terminates due to death or disability, respectively, vested options generally will remain exercisable for 12 or 6 months, respectively, from the date of such termination. If a participant’s employment or other association terminates due to cause, vested options generally will immediately terminate. In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate.

Restricted Stock. Restricted stock awards are grants of shares of our common stock that may be subject to various restrictions, including restrictions on transferability and forfeiture provisions. Subject to the terms of our Onegevity Plan, the administrator will determine the number of shares of restricted stock granted and other terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate, and may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that have not vested are subject to our right of repurchase or forfeiture.

Non-transferability of awards. Unless determined otherwise by the administrator, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in any manner other than by will or by the laws of descent and distribution.

Certain adjustments. Subject to any action required under applicable laws by the holders of our securities, (i) the numbers and class of shares or other securities: (x) available for future awards under the Onegevity Plan and (y) covered by each outstanding award, (ii) the exercise price per share of each outstanding option, and (iii) any repurchase price per share applicable to shares issued pursuant to any award under the Onegevity Plan, shall be automatically proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the shares, subdivision of the shares or any other increase or decrease in the number of issued shares effected without receipt of consideration by us; provided, however, that such adjustments shall only be made in respect of shares that are the subject of the splits and other actions. In the event of a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the fair market value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in entity structure or a similar occurrence, the administrator of the Onegevity Plan may make appropriate adjustments in one or more of (1) the numbers and class of shares or other securities: (x) available for future awards under the Onegevity Plan and (y) covered by each outstanding award, (2) the exercise price per share of each outstanding option, and (3) any repurchase price per share applicable to shares issued pursuant to any award under the Onegevity Plan, and any such adjustment by the administrator shall be made in the administrator’s sole and absolute discretion and shall be final, binding and conclusive.

Dissolution or liquidation. In the event of our proposed dissolution or liquidation, an award will terminate immediately prior to the consummation of such proposed action unless determined otherwise by the administrator.

Merger and change in control. In the event of a sale of all or substantially all of our assets, or a merger, consolidation or other capital reorganization or business combination transaction of ours with or into another corporation, entity or person and, except as otherwise provided in the applicable award agreement, each outstanding award under the Onegevity Plan, and/or shares acquired pursuant to an award that are unvested as of the consummation of the transaction, shall be subject to the applicable merger or purchase agreement. Such agreement may provide, without limitation, for the assumption or substitution of outstanding awards and/or unvested shares by the surviving entity or its parent, for the replacement of outstanding awards and/or, subject to compliance with applicable laws, unvested shares with a cash incentive program of the surviving entity which preserves the value of such awards and/or shares and provides for subsequent payout in accordance with the same vesting provisions applicable to those awards and/or shares, for accelerated vesting of outstanding awards and/or unvested shares, for the cancellation of outstanding awards or for the repurchase of unvested shares at the original purchase price paid for the unvested shares, with or without consideration and, in all cases, without the

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consent of the participant. In the event that the successor or a parent or subsidiary of such successor does not agree to assume any outstanding option, each such option shall terminate upon the consummation of the corporate transaction.

Amendment and termination. Our board of directors may, at any time, amend or terminate the Onegevity Plan, but no amendment or termination may adversely affect the rights of a participant under any outstanding award without such participant’s consent.

As noted above, effective on September 21, 2021, the business day immediately prior to the effective date of the registration statement for our initial public offering, our Onegevity Plan was terminated, and we cannot grant any additional awards under our Onegevity Plan thereafter.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and amended and restated bylaws provide that We will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we entered into indemnification agreements with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

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The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 21, 2023 for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

We have based our calculation of the percentage of beneficial ownership on 66,236,542 shares of our common stock outstanding as of April 21, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 21, 2023, or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 21, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Thorne HealthTech, Inc. 152 W. 578th Street, New York, New York 10019.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
Principal Stockholders:
Mitsui & Co. Ltd.(1)	15,730,750	23.7
Kirin Holdings Company, Limited(2)	15,730,750	23.7
Helsinn International (U.S.) Corporation(3)	5,878,005	8.9
Diversified Natural Products, Inc.(4)	4,134,495	6.2

Directors and Named Executive Officers:
Paul F. Jacobson(5)	6,860,601	10.4
Thomas P. McKenna(6)	1,306,567	2.0
William C. McCamy(7)	1,306,614	2.0
Riccardo C. Braglia(8)	5,878,005	8.9
Saloni S. Varma(9)	47,893	0.1
Sarah M. Kauss(10)	42,124	0.1
Toshitaka Inuzuka(11)	15,730,750	23.7
Takeshi Minakata(12)	15,730,750	23.7
All current executive officers and directors as a group (13 persons)(13)	49,697,549	75.0

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 15,674,235 shares of Common Stock held of record by Mitsui & Co., Ltd. (Mitsui) and (ii) 56,515 shares of Common Stock subject to warrants that are exercisable within 60 days of April 21, 2023. Mitsui’s address is 2-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8631, Japan.

(2)

Consists of (i) 15,674,235 shares of common stock held of record by Kirin Holdings Company, Limited (Kirin) and (ii) 56,515 shares of common stock subject to warrants that are exercisable within 60 days of April 21, 2023. The address for Kirin is Nakano Central Park South, 10-2 Nakano, Nakano-ku, Tokyo, 164-0001, Japan.

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(3)

Consists of (i) 5,424,550 shares of common stock held of record by Helsinn International (U.S.) Corporation (Helsinn) and (ii) 453,455 shares of common stock subject to warrants that are exercisable within 60 days of April 21, 2023. The address for Helsinn (formerly ELUS Holdings Corporation) is 170 Wood Avenue South, 5th Floor, Iselin, New Jersey 08830.

(4)

Consists of (i) 1,602,445 shares of common stock held of record by Diversified Natural Products, Inc. (DNP) and (ii) 2,532,050 shares of common stock subject to warrants that are exercisable within 60 days of April 21, 2023. Voting and dispositive decisions with respect to the shares held by DNP are made by Mr. Jacobson, the Chief Executive Officer of the Company.

(5)

Consists of (i) 713,086 shares of common stock held by Mr. Jacobson, (ii) 2,013,020 shares of common stock subject to outstanding options that are exercisable within 60 days of April 21, 2023, (iii) 1,602,445 shares of common stock held of record by DNP, as noted in footnote (4), and (iv) 2,532,050 shares of common stock subject to warrants that are exercisable within 60 days of April 21, 2023, held of record by DNP, as noted in footnote (4).

(6)	Consists of (i) 212,757 shares of common stock held by Mr. McKenna, (ii) 1,093,810 shares of common stock subject to outstanding options that are exercisable within 60 days of April 21, 2023.
(7)

Consists of (i) 183,879 shares of common stock held of record by Mr. McCamy and (ii) of 1,122,735 shares of common stock subject to outstanding options that are exercisable within 60 days of April 21, 2023.

(8)

Consists of (i) 5,424,550 shares of common stock and (ii) 453,455 shares of common stock subject to warrants that are exercisable within 60 days of April 21, 2023, held by ELUS, as noted in footnote (3).

(9)	Consists of 17,019 shares of common stock and (ii) 30,874 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 21, 2023
(10)	Consists of 11,250 shares of common stock and (ii) 30,874 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 21, 2023
(11)	Consists of 15,674,235 shares of common stock held by Mitsui as noted in footnote (1). Mr. Inuzuka disclaims beneficial ownership of the shares of common stock held by Mitsui.
(12)	Consists of 15,674,235 shares of common stock held by Kirin as noted in footnote (2). Mr. Minakata disclaims beneficial ownership of the shares of common stock held by Mitsui.
(13)

Consists of 39,973,260 shares of common stock beneficially owned by our executive officers and directors, (ii) 61,748 shares issuable to our executive officers and directors pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 21, 2023, and (iii) 9,662,541 shares of common stock subject to warrants or options that are exercisable within 60 days of April 21, 2023, beneficially owned by our executive officers and directors.

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CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Merger with Onegevity

On January 6, 2021, we announced a merger with Onegevity Health, LLC (“Onegevity”). Paul Jacobson, our Chief Executive Officer, was also the Chief Executive Officer of Onegevity and owned 5,712 (4.0%) of Onegevity’s outstanding shares. The merger transaction was approved by a majority of each of our and Onegevity’s board’s independent board members. The transaction exchanged all outstanding Onegevity equity for 14.1% of the outstanding equity of the combined Thorne and Onegevity entity. This transaction increased Paul Jacobson’s ownership in our company to 4.4% based on our common stock outstanding following the merger transaction. The transaction was completed on March 3, 2021.

Merger with Drawbridge

On April 21, 2021, we entered into a Merger Agreement with Drawbridge to acquire the majority of outstanding shares of Drawbridge, a healthcare technology company. Prior to the merger, we owned approximately 11.2% of the outstanding shares of Drawbridge and accounted for the investment in Drawbridge as an equity method investment, as we determined it had significant influence over Drawbridge. The Company’s net equity investment was approximately $3.4 million as of December 31, 2020. Our portion of Drawbridge’s loss during 2021, up to the date of the merger, was $0.2 million. As of March 31, 2021 and immediately preceding the merger, our net equity investment was approximately $3.2 million. Under the Merger Agreement, we increased our ownership interest in Drawbridge by 76.3 percentage points, to a total ownership of 87.5%. The Merger Agreement called for the payment of approximately $1.4 million in cash and the assumption of certain liabilities of Drawbridge.

Kirin and Mitsui Feasibility Review Agreement

On March 19, 2019, Onegevity entered into a feasibility review agreement (the “Feasibility Agreement”) with Kirin and Mitsui. Entities affiliated with both Mitsui and Kirin each held more than 5% of our capital stock as of and for the years ended December 31, 2022 and 2021. Pursuant to the Feasibility Agreement, Onegevity is required to conduct a feasibility study for the successful commercialization of Onegevity’s Gutbio product (the “Gutbio Product”) and in return each of Kirin and Mitsui paid the Company $500 thousand (the “Feasibility Payment Amount”). Under the Feasibility Agreement, Kirin and Mitsui may, acting jointly, any time prior to March 19, 2022, make the decision to commercialize the Gutbio Product. If they choose to commercialize the Gutbio Product, then Onegevity is required to enter into a definitive license agreement to license the Gutbio Product to Kirin and Mitsui for their exclusive use in Japan. If they do not choose to commercialize the Gutbio Product, the Feasibility Agreement requires Onegevity to issue equity securities of Onegevity to each of Kirin and Mitsui in equal amounts in consideration for the Feasibility Payment Amount. This agreement was subsequently amended on June 8, 2021 with the Kirin and Mitsui Amendment Agreement extending the date of determination by one year to March 19, 2023.

On December 21, 2022, Kirin and Mitsui elected to commercialize the Gutbio Product. Under the executed election notification, Kirin and Mitsui desire to enter into a service agreement under which the Company provides certain services to Kirin and (or) any third parties designated by Kirin and Mitsui with terms and conditions of the service agreement to be discussed with the Company in lieu of entering into a definitive license agreement. As of December 31, 2022, the Company has not entered into a service agreement with Kirin and Mitsui.

Kirin and Mitsui Amendment Agreement

On June 8, 2021, we entered into an Amendment Agreement with Kirin and Mitsui in order to amend the Feasibility Agreement, the Thorne Japan Agreement and the Onegevity Agreement. This Amendment Agreement removed

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the requirement from the Thorne Japan Agreement that the parties enter into separate agreements related to the exclusivity provisions discussed above and removed any provisions regarding the establishment of a joint venture in Japan. The Amendment Agreement further removed certain obsolete intercompany commitments between us and Onegevity, in light of our merger with Onegevity. The Amendment Agreement also amended the Onegevity Agreement to replace Onegevity with us as a party to the agreement. Finally, the Amendment Agreement amended the Feasibility Agreement discussed above to obligate us to issue equity securities to each of Kirin and Mitsui in the event Kirin and Mitsui elect to not commercialize the Gutbio Product by March 19, 2023. On December 21, 2022, Kirin and Mitsui elected to commercialize the Gutbio Product, thus relieving the Company of any obligation to issue equity securities to each of Kirin and Mitsui under the Amended Agreement.

Kirin and Mitsui Letter Agreements

On July 5, 2018, we entered into a letter agreement with Kirin and Mitsui (the “Thorne Japan Agreement”) in connection with our Series E convertible preferred stock financing which designates Kirin and Mitsui as our and our affiliates’ exclusive strategic partners in Japan, including with respect to the commercialization in Japan of any products and services designed, developed, manufactured, marketed, provided, licensed, sold or bought by us or our affiliates from time to time. This agreement further appoints Kirin and Mitsui as the exclusive marketers and distributors of our products in Japan and provides Kirin and Mitsui with the exclusive right to conduct research and development activities related to our products in Japan, as well as manage any regulatory approvals required to market or distribute our products in Japan. This agreement also provides Kirin and Mitsui with an exclusive right of first negotiation with respect to marketing of our products in any country in Asia, including China, ASEAN member countries, Australia, New Zealand and any other countries in which Kirin and Mitsui have an interest. This agreement expires on July 5, 2028. This agreement was subsequently amended on June 8, 2021 with the Amendment Agreement; see ‘Kirin and Mitsui Amendment Agreement’ above.

Also on July 5, 2018, we and Onegevity entered into a letter agreement with Kirin and Mitsui (the “Onegevity Agreement”) in connection with our Series E convertible stock financing which provided for certain exclusive commitments between us and Onegevity. Kirin and Mitsui also received a right of first negotiation with respect to any business collaboration, including with respect to Onegevity products, intellectual property, services or technology, in or with respect to Japan. The agreement also provides Kirin and Mitsui a right of first refusal over any agreement, arrangement or understanding with any third party regarding a business collaboration in the Asia Pacific region other than Japan. This agreement does not expire. This agreement was subsequently amended on June 8, 2021 with the Amendment Agreement; see ‘Kirin and Mitsui Amendment Agreement’ above.

Kirin Juntendo Agreement

On October 16, 2020, Onegevity Health, LLC entered into a service agreement (the “Juntendo Agreement”) with Juntendo University and Kirin. Pursuant to the Juntendo Agreement, we shall provide DNA analysis services for up to 600 samples and in return may receive up to $129 thousand. During the year ended December 31, 2022, we recorded $33 thousand in related revenue for analysis service provided under the agreement. During the year ended December 31, 2021, we recorded $15 thousand in related revenue for analysis service provided under the agreement. As of December 31, 2022, we had no receivables outstanding from Juntendo University and Kirin, related to the service agreement.

Kirin and Mitsui Employee Secondments

We are party to secondment agreements with Kirin’s employee, Mr. Yasuhiro Oki, dated March 18, 2019 (the “Kirin Secondment Agreement”), and Mitsui’s employee, Mr. Shuntaro Yamamoto, dated February 28, 2019 (the “Mitsui Secondment Agreement”), under which they provide full-time services to us, and we reimburse Kirin and Mitsui for such services. Under the Kirin Secondment Agreement and the Mitsui Secondment Agreement, we reimburse each of Kirin and Mitsui up to $120 thousand annually for such services.

During each of the years ended December 31, 2022 and 2021, we recorded employment related expense of $84 thousand, related to the Kirin Secondment Agreement. As of December 31, 2022, and 2021, we had an associated and outstanding related party payable to Kirin of $21 thousand and $21 thousand, respectively, related to the secondment reimbursement.

During each of the years ended December 31, 2022 and 2021, we recorded employment related expense of $120 thousand, related to the Mitsui Secondment Agreement. As of December 31, 2022, and 2021, we had an

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associated and outstanding related party payable to Mitsui of $30 thousand and $30 thousand, respectively, related to the secondment reimbursement.

Kirin and Mitsui Fee Letters for $20.0 Million Revolver Guarantee

On February 14, 2020, we entered into additional fee letters with Mitsui (the “2020 Mitsui Fee Letter”) and Kirin (the “2020 Kirin Fee Letter”), whereby both Mitsui and Kirin individually agree to guarantee half of the $20.0 million of borrowings under the Uncommitted and Revolving Credit Line Agreement with SMBC, dated February 14, 2020 (the “2020 Credit Agreement”). Under the 2020 Mitsui Fee Letter and 2020 Kirin Fee Letter, we are required to pay each, Mitsui and Kirin, an annual fee equal to 2.00% of their half of the $20.0 million guarantee.

On February 12, 2021, in connection with entering into the Uncommitted and Revolving Credit Line Agreement with SMBC, dated February 12, 2021 (the “2021 Credit Agreement”), we entered into new fee letters with Mitsui (the “2021 Mitsui Fee Letter”) and Kirin (the “2021 Kirin Fee Letter”), whereby both Mitsui and Kirin individually agreed to guarantee half of the $20.0 million of borrowings. Under the 2021 Mitsui Fee Letter and 2021 Kirin Fee Letter, we are required to pay each, Mitsui and Kirin, an annual fee equal to 1.20% of their half of the $20.0 million guarantee.

During the years ended December 31, 2022 and 2021, we recorded guarantee fee expense related to the $20.0 million guarantees of $0 and $203 thousand, respectively.

On October 4, 2021, we repaid the $20.0 million of outstanding borrowings under the 2021 Credit Agreement, plus interest accrued and unpaid on the loan through the date of repayment. Upon repayment of the outstanding borrowings under the 2021 Credit Agreement, the related Kirin and Mitsui guarantees were released and terminated.

Kirin and Mitsui Fee Letters for $4.9 Million Letter of Credit Guarantee

We are party to certain fee letters with Mitsui and Kirin, under which Mitsui and Kirin provide certain guarantees of certain of our obligations. On November 30, 2018, we entered into fee letters with Mitsui (the “2018 Mitsui Fee Letter”) and Kirin (the “2018 Kirin Fee Letter”), whereby both Mitsui and Kirin individually agree to guarantee half of the $4.9 million letter of credit under the Reimbursement Agreement with SMBC, dated October 31, 2018 (the “LC Reimbursement Agreement”). Under the 2018 Mitsui Fee Letter and 2018 Kirin Fee Letter, we are required to pay each, Mitsui and Kirin, an annual fee equal to twelve-month LIBOR, plus 300 basis points of their half of the $4.9 million guarantee.

On December 3, 2018, we issued an irrevocable standby letter of credit pursuant to the LC Reimbursement Agreement in the amount of $4.9 million to serve as security under the lease for the manufacturing facility in Summerville, South Carolina. The irrevocable standby letter of credit had an original expiration date of December 3, 2019 and automatic renewals until October 31, 2037.

On October 29, 2021, we deposited $4.9 million into a restricted interest-bearing account with SMBC to fund the standby letter of credit and release the guarantees provided by Kirin and Mitsui. As of December 31, 2022, the $4.9 million remains restricted.

During the years ended December 31, 2022 and 2021, we recorded guarantee fee expense of $0 and $134 thousand, respectively, related to the $4.9 million letter of credit guarantee.

Other Related Party Transactions with Kirin and Kyowa Hakko Bio Co., Ltd.

We purchase certain raw materials from Kyowa Hakko Bio Co., Ltd., a subsidiary of Kirin. During the year ended December 31, 2022, we purchased $127 thousand of inventory from Kyowa Hakko Bio Co., Ltd. As of December 31, 2022, we had a related party payable of $40 thousand.

Nominating Agreement

We have entered into a nominating agreement with Mitsui and Kirin which will provide that, subject to certain minimum stock ownership requirements, that we will include a designee of Mitsui and Kirin (as applicable) in the

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slate of nominees recommended to our stockholders for election at our annual stockholder meetings if the current Mitsui or Kirin (as applicable) designee’s term is expiring at such meeting. This agreement also provides for certain information, board observer and secondment rights.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. The indemnification agreements and our amended restated certificate of incorporation and bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law. See the section titled “Executive Compensation—Limitation of Liability and Indemnification” for additional information.

Registration Rights Agreement

We are party to a registration rights agreement, as amended, with certain holders of our capital stock. Under this registration rights agreement, certain holders of our capital stock, including Mitsui and Kirin, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. As of and for the year ended December 31, 2022, we had incurred no costs associated with a registration or offering of shares of our common stock for Mitsui or Kirin.

Supply Agreement with NR Therapeutics

We are party to an exclusive supply agreement dated June 5, 2020 with NR Therapeutics, LLC (NR Therapeutics) pursuant to which we purchase inventory of nicotinamide riboside (NR). Paul Jacobson, our Chief Executive Officer, is a member of NR Therapeutics board of directors, and we hold a 49% interest in NR Therapeutics. As of December 31, 2022, we had a related party payable of $1.68 million, of which $745 thousand is recorded within accounts payable in the consolidated balance sheets. As of December 31, 2021, we had a related party payable of $175 thousand. During the years ended December 31, 2022 and 2021, we purchased inventory from NR Therapeutics totaling $4.4 million and $4.1 million, respectively.

Equity Investment in Tecton Group, LLC

We are a 30% holder in Tecton Group, LLC (Tecton), as of December 31, 2022. We are also party to a letter agreement between us, Tecton, Kirin and Mitsui (the “Tecton Letter Agreement”) providing us with, amongst other things, a right of first offer to commercialize any Tecton product or service. The Tecton Letter Agreement also provides Kirin and Mitsui, with a right of first negotiation for any commercialization of Tecton products or services in Japan. Paul Jacobson, our Chief Executive Officer, was previously a member of Tecton’s board of directors. During the year ended December 31, 2021, we paid certain fees on behalf of Tecton, totaling $705 thousand in exchange for additional equity interest in Tecton. During the year ended December 31, 2022, we did not pay any fees on behalf of Tecton. As December 31, 2022 and 2021, there were no amounts outstanding to us from Tecton.

Strategic Supplier Agreement with Nutrativa LLC

We are party to a strategic supplier agreement dated August 2, 2018, as amended, with Nutrativa LLC (Nutrativa). As part of the strategic supplier agreement, we serve as Nutrativa’s contract manufacturer for Nutrativa’s Effusio product. We also provides support services including customer service, order processing, warehousing and fulfillment, safety and surveillance, production planning, finance, legal and regulatory, human resources, and marketing. All manufacturing and development of Nutrativa products currently reside within the our facilities located in Summerville, South Carolina. Paul Jacobson, our Chief Executive Officer, is the Chief Executive Officer of Nutrativa. As of December 31, 2021, we had recorded a related party receivable with Nutrativa of approximately $364 thousand. During the year ended December 31, 2021, we recognized revenue related to the supply agreement of $125 thousand. On February 28, 2022, we completed the purchase of all the outstanding membership interest of Nutrativa.

License and Purchase Agreement with ThorneVet Companion Animal Products, LLC

On October 1, 2010, we entered into a memorandum of understanding (“MOU”) with the Veterinary Institute of Integrative Medicine (“VIIM”). Pursuant to the MOU, we are obligated to repay VIIM the amount of $2.98 million for

2023 Proxy Statement	| 47

previous royalties earned by VIIM on sales of Thorne veterinary products (the “Royalties”). The amount of $2.98 million is due to be paid to VIIM in the form of monthly 3.0% royalty payments on gross sales of Thorne products to veterinarians.

On December 2, 2019, (the “Effective Date”) we entered into a License and Purchase agreement, together with a Distributor Agreement and a Commission Agreement (altogether, the “License and Purchase Agreement”) with ThorneVet Companion Animal Health Products, LLC, of which Kim Pearson, General Counsel, is the Chief Executive Officer and sole owner. Pursuant to the License and Purchase Agreement, we granted ThorneVet a license for certain formulations and trademarks (the “IP”) to continue manufacturing, marketing, and distributing our veterinarian product line, which consists of fifteen (15) nutritional supplements for companion animals offered by us as of the Effective Date, as well as any other nutritional supplements for companion animals that utilize, in whole or in part, the licensed nutritional product formulations (altogether, the “Licensed Assets”). The License and Purchase Agreement is for a term of five years, expiring in December 2024, with an option to renew the License and Purchase Agreement for an additional five-year period. Further, the License and Purchase Agreement provides ThorneVet the exclusive right of first negotiation to purchase the IP for the Licensed Assets after the three years ended December 2022 at a purchase price then agreed to, provided, however, that VIIM releases us from all remaining financial liability for the Royalties.

As consideration for the license and right to purchase the Licensed Assets, ThorneVet assumed the liability to continue making the monthly 3.0% royalty payments to VIIM, although we continue to remain liable to VIIM for the remaining balance of the Royalties due, plus an additional $160 thousand of unpaid royalties, if ThorneVet were to fail to perform their obligations under the MOU. In consideration for the license granted, ThorneVet will pay to us a monthly royalty fee of 5.0% of net sales of the Licensed Assets sold by or on behalf of ThorneVet. As further consideration, ThorneVet will pay to us a commission of 20% of the net sales of the Licensed Assets to retail accounts introduced by us that are not established as of the Effective Date. Pursuant to the License and Purchase Agreement, ThorneVet may purchase finished goods inventory labeled as Animal Health Products (“Purchased Products”) as of the Effective Date for a purchase price of the fully allocated cost of such Purchased Products plus 5.0% margin.

As of the years ended December 31, 2022 and 2021, the remaining obligation due to VIIM by ThorneVet was $2.26 million and $2.29 million, respectively. During the years ended December 31, 2022 and 2021, we recognized $32 thousand and $25 thousand of other income for royalties and commissions earned on net sales of Licensed Assets generated by ThorneVet. During the years ended December 31, 2022 and 2021, we recognized $134 thousand and $128 thousand, respectively, of net sales of Purchased Products purchased by ThorneVet for resale to end customers. As of December 31, 2022 and December 31, 2021, there was $30 thousand and $29 thousand, respectively, outstanding to us from ThorneVet pertaining to sales of Purchased Products.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

Other Transactions

As of December 31, 2022, and December 31, 2021, we had a related party payable of $0 and $43 thousand to our Chief Executive Officer, Paul Jacobson.

We have granted stock options and RSUs to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” and “Management—Director Compensation” for a description of these stock incentive awards.

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2021, we have not entered into any transactions, nor are there any currently proposed

48 |	2023 Proxy Statement

transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

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OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2022, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements.

Fiscal Year 2022 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2022 are included in our Annual Report on Form 10-K filed with the SEC on March 31, 2023. This proxy statement and our Annual Report on Form 10-K are posted on our investor relations website at investors.thornehealthtech.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report on Form 10-K without charge by sending a written request to Thorne HealthTech, Inc., Attention: Investor Relations, 152 W. 57th Street, New York, New York 10019.

* * *

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote over the Internet or by telephone as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card.

THE BOARD OF DIRECTORS

New York, New York
April 28, 2023

50 |	2023 Proxy Statement

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/THRN
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-855-773-1622
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

Thorne HealthTech, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 21, 2023

TIME:	Wednesday, June 14, 2023 10:00 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the internet - please visit
www.proxydocs.com/THRN for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Kim Pearson and Saloni Varma (the “Named Proxies”), and each or either of them as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Thorne HealthTech, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Thorne HealthTech, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

        FOR ON PROPOSALS 1 AND 2

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR	WITHHOLD
	1.01 Sarah Kauss	☐	☐		FOR
	1.02 Saloni Varma	☐	☐		FOR

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.	FOR ☐	AGAINST ☐	ABSTAIN ☐	FOR

NOTE: The proxy holders will vote in their discretion on any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/THRN

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date